Exhibit 10.26

Share Purchase Agreement

between

GLUON CAPITAL LIMITED

and

GREENROCK CORP

relating to

the sale and purchase of the entire issued share capital of Accretion Energies Limited

Simmons & Simmons LLP Citypoint, 1 Ropemaker Street London EC2Y 9SS United Kingdom	T: +44 20 7628 2020 F: +44 20 7628 2070

	CONTENTS

1.	Interpretation	3

2.	Sale of Sale Shares	5

3.	Consideration	6

4.	Completion	6

5.	Warranties	7

6.	Announcements	10

7.	Confidentiality	10

8.	Provisions relating to this Agreement	12

9.	Notices	14

10.	Law and Jurisdiction	15
Schedule 1 :	COMPANY DETAILS	16
Schedule 2 :	COMPLETION OBLIGATIONS	17
Schedule 3 :	DUE DILIGENCE MATERIALS	18

This Agreement is dated 2 November2023 and made

between:

(1)	GLUON CAPITAL LIMITED, a company incorporated and registered in England and Wales with registered number 10259635 and having its registered office at 25 Bedford Square, London, England, WC1B 3HH (the “Seller”); and

(2)	GREENROCK CORP, an exempted company incorporated and registered in the Cayman Islands with registered number 399967 and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, K1-9009, Cayman Islands (the “Purchaser”),

(the Seller and the Purchaser being each a “Party”, together, the “Parties”).

Background:

The Seller has agreed to sell and the Purchaser has agreed to acquire the entire issued share capital of the Company (as defined below) on and subject to the terms of this Agreement.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to a person, any subsidiary undertaking or parent undertaking of that person, and any subsidiary undertaking of any such parent undertaking for the time being.

“Agreed Form” means, in relation to any document, a document in the terms signed or initialled by or on behalf of the Parties for identification.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in London.

“Company” means Accretion Energies Limited, a company registered in England and Wales under number 12083171, whose details are set out in Schedule 1.

“Companies Acts” means statutes from time to time in force concerning companies including (without limitation) the Companies Act 2006, the Companies Act 1985, the Companies Act 1989, Part V of the Criminal Justice Act 1993 and the Companies Consolidation (Consequential Provisions) Act 1985.

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 4.

“Completion Date” means the date of Completion as determined in accordance with clause 4.2(A).

“Consideration Shares” means the number of ordinary shares of par value USD$0.00005 each in the capital of the Purchaser (ranking pari passu in all respects with the existing share capital of the Purchaser) to be agreed upon between the Seller and the Purchaser or 17,000,000 of equivalent shares (as determined by the Purchaser, acting reasonably) in any publicly listed entity selected by the Purchaser, to be allotted and issued to the Seller in accordance with clause 3.1(A).

“Due Diligence” means the Purchaser’s due diligence and tax analysis in relation to the Company and the sale transaction contemplated in this Agreement.

“Due Diligence Materials” means the due diligence materials delivered or made available by the Seller to the Purchaser or its representatives in relation to the Due Diligence on or about the Completion Date, as described in Schedule 3.

“Encumbrance” includes any interest or equity of any person (including any right to acquire, option or right of pre-emption); any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms.

“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, bylaws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement.

“Sale Shares” means the entire share capital of the Company as set out in Schedule 1.

“Share Consideration” has the meaning given to it in clause 3.1(A).

“Transaction Documents” means this Agreement and any other document entered into by the Seller or the Purchaser pursuant to or in connection with this Agreement.

1.2	Construction of certain references

In this Agreement, where the context admits:

(A)	words and phrases the definitions of which are contained or referred to in Schedule 8 of the Companies Act 2006 shall have the meanings given to them in that act;

(B)	every reference to a statutory provision or other Law shall be construed as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Agreement;

(C)	references to clauses, subclauses and schedules are references to clauses and subclauses of and schedules to this Agreement; references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears; references (if any) to exhibits are to documents in Agreed Form identified as such and references to this Agreement include the schedules and exhibits (if any);

(D)	the Interpretation Act 1978 shall apply to this Agreement in the same way it applies to an enactment;

(E)	“person” includes any individual, partnership, body corporate, corporation sole or aggregate, government, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(F)	“company” includes any body corporate wherever incorporated;

(G)	references to any English Law or English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates to the English legal term in that jurisdiction;

(H)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(I)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation.

1.3	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Schedules

Each of the schedules shall have effect as if set out in full in this Agreement.

2.	Sale of Sale Shares

2.1	Sale and purchase

(A)	Subject to the terms of this Agreement, the Seller shall sell and the Purchaser shall purchase the Sale Shares, free from all Encumbrances and together with all rights attaching to the Sale Shares on or after the date of this Agreement.

(B)	The provisions of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 will not apply to any disposition made under or pursuant to this Agreement.

2.2	Seller covenants

The Seller:

(A)	covenants with the Purchaser that it has the right to transfer or procure the transfer of the full legal and beneficial interest in the Sale Shares to the Purchaser; and

(B)	waives any rights of pre-emption or other right or option conferred on it under the articles of association of the Company or otherwise in respect of any of the Sale Shares.

2.3	No sale of part only

No Party shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

2.4	Waiver of claims

(A)	The Seller undertakes to and for the benefit of the Purchaser that it will not make or pursue any claim or action howsoever arising against the Company or any officer or employee of the Company in respect of any loss or liability the Seller may incur pursuant to this Agreement (or any other document referred to in this Agreement) or otherwise in connection with the sale of the Sale Shares to the Purchaser or the preparation of the Disclosure Letter.

(B)	The rights of the third parties under this clause 2.4 are intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999. The Parties to this Agreement may rescind or vary this Agreement without the consent of any third party.

3.	Consideration

3.1	Share Consideration

(A)	The purchase price for the sale of the Sale Shares shall be USD 170.000.000 (in words: one hundred and seventy million United States dollars) (“Share Consideration”), or such lower amount that the Seller and the Purchaser agree to in writing due to the outcome of further analyses derived from the Due Diligence or otherwise, which shall be satisfied by the Purchaser allotting and issuing (or procuring the issue and allotment of) a number of fully paid ordinary shares of par value USD0.00005 each in the capital of the Purchaser to be agreed upon between the Seller and the Purchaser, or 17,000,000 (in words: seventeen million) of equivalent shares (as determined by the Purchaser, acting reasonably) in any publicly listed entity selected by the Purchaser (the “Consideration Shares”). The purchase price has been agreed between the Seller and the Purchaser having regard to the Company’s planned acquisition of certain renewable assets in Germany, Poland, and Italy, of which the Parties are fully aware.

(B)	Any payment made by the Seller in respect of any claim for a breach of or under this Agreement will be deemed to be a reduction in the Share Consideration.

4.	Completion

4.1	Completion Conditional

(A)	Completion is conditional on the Purchaser confirming in writing to the Seller that the Purchaser, in its absolute discretion, is satisfied with the outcome of the Due Diligence (the “Condition”).

4.2	Date and place of Completion

(A)	Completion shall take place on the date falling 5 Business Days after the satisfaction (or waiver in writing by the Purchaser) of the Condition or such other date agreed to between the Parties in writing (“Completion Date”).

(B)	Completion shall take place at the offices of the Seller or such other place as may be agreed in writing between the Parties (including by way of virtual meeting).

4.3	Completion obligations

At Completion:

(A)	the Seller shall:

(1)	deliver to the Purchaser the documents as set out in Paragraph 1 of Schedule 2; and

(2)	procure that a meeting of the Company is held at which the matters set out in Paragraph 1.2 of Schedule 2 shall take place; and

(B)	the Purchaser under the condition precedent of receipt of the unconditional transfer of the Sale Shares shall deliver to the Seller:

(1)	a duly executed share certificate in respect of the Consideration Shares to the Seller in accordance with this agreement; and

(2)	a copy of the minutes of the meeting(s) or unanimous resolutions in writing of the board of directors of the Purchaser authorising approval of the transactions contemplated by this Agreement (including the issue of the Consideration Shares) and execution of the documents and transactions relating thereto.

5.	Warranties

5.1	Seller Warranties

The Seller warrants to the Purchaser at the date hereof and at the Completion Date that:

Sale Shares

(A)	the Seller is the registered and legal and beneficial owner of the Sale Shares and has the right to transfer entire legal and beneficial title to the Sale Shares free from any Encumbrances in accordance with the terms of this Agreement;

(B)	the Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid;

(C)	there is no dispute concerning the Seller’s title to the Sale Shares or its ability to sell the same and no other person has claimed to have title to, or to be entitled to, any interest in the Sale Shares;

(D)	the Seller is not engaged in any litigation, arbitration or other proceedings in any way relating to its title to the Sale Shares, and the Company has not received any application for the rectification of its register of members. There are no circumstances likely to give rise to any of the matters referred to in this sub-clause;

(E)	apart from this Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption);

Capacity

(F)	the Seller has the requisite power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party, and may enter into this Agreement and the Transaction Documents and perform its obligations under this Agreement and the Transaction Documents without requiring or obtaining the consent of any other person, authority or body;

(G)	the execution, delivery and performance of, and compliance with the terms of, this Agreement and each of the Transaction Documents will not result in a conflict, breach or default which is material in the context of the transaction the subject of this Agreement, with, of or under:

(1)	any instrument to which the Seller is a party or by which it is bound; or

(2)	any order, judgment or decree, or undertaking given by or to any Authority or person, which applies to or by which the Seller or any of its property is bound;

Insolvency

(H)	neither the Seller nor the Company are not bankrupt, insolvent or unable to pay their debts as they fall due and no resolution has been passed nor has any order been made or petition presented nor has any other step been taken or legal proceedings been started or threatened against the Seller of the Company for its winding up, dissolution or bankruptcy (as the case may be);

(I)	no administration order has been made and no petition or application has been made for such an order or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer in respect of the Seller or the Company or over any or all of their assets (nor has any event analogous to any of the foregoing been started or threatened in any other relevant jurisdiction);

(J)	no step has been taken to initiate any process by or under which the ability of the creditors of the Seller or the Company to take any action to enforce their debts is suspended, restricted or prevented, including pursuant to a moratorium under Part A1 of the Insolvency Act 1986;

Companies particulars

(K)	the particulars of the Company set out in Schedule 1 are true, accurate and complete;

(L)	the Company does not have any subsidiaries and is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other in any business or investment;

(M)	the Company has no branch, agency or place of business outside England and no permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this Agreement) outside the United Kingdom;

(N)	the Company is a duly incorporated limited company validly subsisting under the laws of England and Wales and has been in continuous existence since its incorporation;

(O)	the Company has full corporate power to carry on its business and to own and operate its assets and business as now carried on and owned and operated;

(P)	the memorandum and article of association of the Company, together with any resolutions or other agreements affecting such documents, available at Companies House are true and complete;

(Q)	the statutory books, including all registers (including of members) and minute books, of the Company have been properly kept and are up to date and contain an accurate and complete record of the matters which should be recorded in them, and the Seller is not aware of any rectification request in relation to any such registers;

(R)	all documents which should have been delivered by the Company to the Registrar of Companies in England and Wales are complete and accurate and have been properly so delivered;

(S)	since incorporation members of the Company in a general meeting, or of any class of them, have not passed any resolution;

Contracts

(T)	the Due Diligence Materials contain all contracts related to or necessary for the business conducted by the Company and the projects developed by the Company or the Seller for the purpose of the business of the Company (“Projects” and each a “Project”);

(U)	there are not in force in relation to the Company’s business, assets or undertaking any agreements, undertakings, understandings, arrangements or other engagements, whether written or oral, to which the Seller or any of its Affiliates is a party or of which it has the benefit or to which it is otherwise subject, the benefit of which would be required to be assigned to or otherwise vested in the Company to enable the Company to carry on its business and/or to enjoy all the rights and privileges attaching the same and/or to any of its assets and undertaking in the same manner and scope and to the same extent and on the same basis as the Company has carried on business or enjoyed such rights prior to the date of this Agreement;

Assets

(V)	the Company holds all assets that are used in, related to or necessary for the business that is conducted by the Company, including associated trademarks, trade names, brand names, goodwill, customer lists, contracts, warranties, leases, rights, including intellectual property rights, arrangements and other assets;

Projects

(W)	all relevant documents which are in the Seller or the Company’s possession relating to the land on which any Project is being developed or operated in relation to the Projects (each a “Site”) are contained in the Due Diligence Materials and, so far as the Seller is aware, all such information is true and accurate in all respects at the date of this Agreement;

(X)	the Due Diligence Materials contain details of all planning permissions required in connection with the Projects and the Company has at all times complied with (i) any planning permission required for the development of any Project and (ii) all or any applicable laws, statutory instruments, subordinate legislation, civil codes and regulations which relate to town and country planning or building control and are legally enforceable in respect of the Projects;

(Y)	the Due Diligence Materials contain all material information relating to any Grid Connection and all Grid Connection Offers in relation to the Projects have been complied with in all material respects by the Seller and the Company. No notice of termination or of intention to terminate has been received by the Seller or the Company from a distribution network operator in respect of a Grid Connection Offer. For the purpose of this sub-clause: (i) “Grid” means, in relation to each Project, the national electricity transmission and electrical distribution network to which such Project will be connected; (ii) Grid Connection” means the connection of a Project to the Grid pursuant to a Grid Connection Offer (including any variations thereto); and (iii) “Grid Connection Offer” means a grid connection offer in respect of a Project;

(Z)	the Company has at all times complied with applicable EHS Laws in connection with the Projects and the Sites and there are no investigations by any authority relating to EHS Matters in, on or under any Site. For the purpose of this sub-clause: (i) “EHS Law” means all applicable law, government circulars, codes of practice and guidance notes, or instructions or decisions of any competent Authority in force from time to time relating to EHS Matters; (ii) “EHS Matters” means all matters relating to the pollution or protection of the environment or harm to or the protection of human health and safety or the health of animals and plants or energy efficiency or reduction or emissions trading;

Compliance

(AA)	the Company has conducted its business in accordance with all Laws applicable in the United Kingdom and each other jurisdiction in which it has an establishment or conducts any business; and

(BB)	the Company has not, and has not at any time, engaged in any activity, practice or conduct which would constitute an offence under any Anti-Corruption Laws. For the purpose of this sub-clause, “Anti-Corruption Laws” means all Laws in force prohibiting bribery and corruption or money laundering the proceeds of bribery and corruption, in each case whether or not local and/or extraterritorial in effect and/or carried out directly by a person or indirectly by an agent for that person.

5.2	Purchaser Warranties

The Purchaser warrants to the Seller that:

(A)	the Purchaser has the requisite power and authority to enter into and perform this Agreement and the documents referred to in it (to which it is a party), and they constitute (or will constitute, when executed) valid, legal and binding obligations on the Purchaser in accordance with their respective terms;

(B)	the execution and performance by the Purchaser of this Agreement and the documents referred to in it (to which it is a party) will not breach or constitute a default under the Purchaser’s articles of association, or any agreement, instrument, order, judgement or other restriction which binds the Purchaser.

6.	Announcements

6.1	Neither Party shall make any announcement concerning the provisions or subject matter of this Agreement or any information about the other Party:

(A)	without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed); or

(B)	unless required by Law or requested or required by any supervisory, regulatory or governmental body having jurisdiction over it and whether or not such request or requirement has the force of Law. In which case the Party in question shall notify the other Party of the requirement as soon as possible and to the extent reasonably practicable, before making the announcement, give a copy to the other Party and discuss with them the terms of the announcement).

7.	Confidentiality

7.1	In this clause “Confidential Information” means all information received or obtained by a Party as a result of entering into or performing this Agreement and which relates to:

(A)	the negotiations concerning this Agreement;

(B)	the existence of or the provisions of this Agreement;

(C)	the subject matter of this Agreement; or

(D)	another Party; or

(E)	all information not publicly known, used in or otherwise relating to the Company’s business, customers, plans, prospects or financial or other affairs.

7.2	Subject to clause 7.3 each Party shall:

(A)	keep all Confidential Information confidential and not disclose it to any person; and

(B)	ensure that all the following do the same:

(1)	its Affiliates;

(2)	its directors, other officers and employees; and

(3)	each person connected with that Party.

7.3	A Party may disclose or permit the disclosure of Confidential Information:

(A)	to its directors, officers, members, employees, sub-contractors, agents, legal or other professional advisers, to the extent necessary to enable that Party to perform or enforce any of its rights or obligations under this Agreement;

(B)	in the case of the Purchaser, to any provider of debt finance in connection with the transactions contemplated by this Agreement or to any potential investor in the Purchaser or its Affiliate(s);

(C)	to its Affiliates;

(D)	to confirm that the transaction herein has taken place, or the date of the transaction (but without otherwise revealing any other terms of the transaction or making any other announcement);

(E)	to confirm that the Seller (or an Affiliate of the Seller) was the developer of the Project prior to the transaction contemplated herein;

(F)	when disclosure is required by:

(1)	law, provided where reasonably practicable and lawful, the disclosing party will notify the other Party in writing in advance of such disclosure, will consult with the other Party as to the content, purpose and means of disclosure and will make such disclosure subject to obligations of confidence consistent, so far as reasonably possible, with the terms of this Agreement;

(2)	the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(3)	any listing authority, securities exchange, regulatory or governmental body:

(a)	which has jurisdiction over it; or

(b)	to which it normally submits;

whether or not a direction from that body has the force of law;

(G)	to the extent that the Confidential Information has become publicly available or generally known to the public at the time of the disclosure other than as a result of a breach of this clause 7;

(H)	to a relevant Taxation Authority to the extent required for the proper management of the Tax affairs of that Party, or any of its Affiliates;

(I)	if some other provision of this Agreement expressly allows the disclosure;

(J)	if it has the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed; or

(K)	where the disclosing party is the Purchaser, is of information necessarily or reasonably disclosed to any person concerned with this Agreement or its subject matter, including financing the purchase of the Sale Shares or the granting of security over the same or over the benefit of this Agreement.

8.	Provisions relating to this Agreement

8.1	Assignment

(A)	The Seller may not assign, novate or transfer the whole or any part of its interest or obligations in or under this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld or delayed).

(B)	The Purchaser may assign (in whole or in part) the benefit of this Agreement to any designated nominee, including any bank or financial institution by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Sale Shares.

8.2	Entire agreement

(A)	This Agreement and the documents referred to in it constitute the entire agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

(B)	Each Party acknowledges that in entering into this Agreement:

(1)	it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement; and

(2)	the only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract.

(C)	Nothing in this clause 8.1(B) shall limit or exclude any liability for fraud or fraudulent misrepresentation.

8.3	Variation

This Agreement can only be varied in writing, signed by each of the Parties and expressed to be a variation of this Agreement.

8.4	Agreement survives Completion

All other provisions of this Agreement, insofar as they have not been performed at Completion, shall remain in full force and effect after Completion.

8.5	Rights, cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise of that right, power, privilege or remedy or operate as a waiver of the same, whether in whole or in part.

(C)	No single or partial exercise of any right, power, privilege or remedy, provided by law or under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

8.6	Further assurance

At any time after Completion each Party shall take any actions and/or execute (or procure the execution of) such documents as may be reasonably required to transfer the Sale Shares to the Purchaser or its nominees and to give the Purchaser the full benefit of this Agreement.

8.7	Invalidity

If any provision of this Agreement is held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

8.8	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any counterpart.

8.9	Costs

(A)	Unless otherwise provided herein, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the Party that incurred such costs.

(B)	The Purchaser shall pay all stamp duty which arises as a result of or in consequence of the purchase of the Sale Shares.

8.10	Third party rights

Except as otherwise expressly provided in this Agreement, no person who is not a party to this Agreement shall have any right to enforce any term of this Agreement.

9.	Notices

9.1	A notice or communication given, or agreement made between the Purchaser and the Seller, under this Agreement:

(A)	shall be in writing;

(B)	shall be sent for the attention of the person, and to the address specified in this clause 9 (or such other address or person as each Party may notify to the others in accordance with the provisions of this clause 9); and

(C)	shall be:

(1)	delivered personally;

(2)	subject to clause 9.3(B), by email;

(3)	sent by pre-paid first-class post or recorded delivery; or

(4)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

9.2	The addresses for service of notice are:

(A)	the Seller:

For the attention of: Per Regnarsson

Address: 25 Bedford Square, London, England, WC1B 3HH

Email: per.regnarsson@gluongroup.com

(B)	the Purchaser:

For the attention of: Per Regnarsson and Charles Ratelband

Address: c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, K1-9009, Cayman Islands

Email: pr@grrck.com and cer@grrck.com

9.3	A notice is deemed to have been received:

(A)	if delivered personally, at the time of delivery; or

(B)	if sent by email, at the time of sending the email provided the sender does not receive a notification that the email has not been successfully delivered;

(C)	in the case of pre-paid first class post, recorded delivery, two Business Days from the date of posting; or

(D)	in the case of registered airmail, three Business Days from the date of posting; or

(E)	if deemed receipt under the previous paragraphs of this clause 9.3 is not within business hours (meaning 9.00 am to 5.30 pm on a Business Day), when business next starts on the immediately following Business Day and all references to time are to local time in the place of deemed receipt.

9.4	To prove service, it is sufficient to prove that clause 9.1 was complied with.

10.	Law and Jurisdiction

10.1	English Law

This Agreement and any non-contractual obligations arising from or in connection with it shall be governed by English law and this Agreement shall be construed in accordance with English law.

10.2	Jurisdiction

(A)	The Parties shall make every possible sincere effort to resolve amicably any dispute arising between them in connection with the Transaction. If despite the sincere effort of the Parties, it proves impossible to resolve amicably the dispute then the Parties shall first seek settlement of that dispute by mediation in accordance with the LCIA Mediation Rules, which Rules are deemed to be incorporated by reference into this clause.

(B)	If the dispute is not settled by mediation within 90 (ninety) days of the commencement of the mediation, or such further period as the Parties shall agree in writing, the dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

(C)	The language to be used in the mediation and in the arbitration shall be English.

(D)	In any arbitration commenced pursuant to this clause:

(1)	the number of arbitrators shall be one; and

(2)	the seat, or legal place, of arbitration shall be London.

This document takes effect at the date stated at the beginning of it

Schedule 1 : COMPANY DETAILS

Name:	Accretion Energies Limited
Registration number:	12083171
Registered office:	25 Bedford Square, London, England, WC1B 3HH
Issued share capital	100 ordinary shares
Registered shareholder (and number and class of Sale Share held):	Gluon Capital Limited (100 ordinary shares)
Directors:	Andrew John Paine Max Delamain Per Regnarsson
Secretary	None
Auditor:	None
Registered charges:	None

Schedule 2 : COMPLETION OBLIGATIONS

1.	Completion Obligations

1.1	Seller’s obligations

On Completion the Seller shall deliver to the Purchaser:

Corporate

(A)	transfers of the Sale Shares duly executed by the Seller in favour of the Purchaser (or its nominee);

(B)	the relevant share certificate(s) for the Sale Shares in the name of the Seller or an indemnity in the Agreed Form for any lost certificate;

(C)	a letter, in Agreed Form, from the Seller confirming that it has ceased to be a registrable relevant legal entity (within the meaning of section 790C of the Companies Act 2006) in relation to the Company;

(D)	the Companies House PROOF (Protected Online Filing) codes for each member of the Company’s Group that is incorporated in England and Wales;

Books and records

(E)	all the statutory and other books (written up to (but not including) the Completion Date) of the Company and its certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s);

(F)	all papers, books, records, keys, cheque books, credit cards and other property (if any) of the Company which are in the possession or under the control of the Seller or any other person who resigns as an officer of the Company in accordance with this Schedule;

1.2	Company completion board meeting

The Seller shall procure a board meeting of the Company to be held on Completion at which:

(A)	there shall be passed a resolution to approve the transfer of the Sale Shares and (subject only to due stamping) to register, in the register of members, the Purchaser as the holder of the Sale Shares;

(B)	all existing authorities to banks shall be revoked and new authorities shall be given to such banks and on such terms as the Purchaser may direct.

Schedule 3 : Due Diligence Materials

1.	Accretion Balance Sheet created 15 August 2023, Report date 31 December 2022

2.	Accretion Projects 230910 (overview of Projects and status thereof)

3.	Accretion Model Articles of Association

4.	GreenRock – Valuation Growth and Income Model V8.2

5.	K2M 34295 – Project Palermo – Red Flag Review (“Technical Due Diligence Red Flag Review / Key Issues List” dated 25 August 2023)

6.	Marine2O Group Limited Balance Sheet created 10 August 2023, Report date 31 March 2022

7.	Marine2O Group Limited Profit & Loss Statement created 10 August 2023, from 1 January 2022 to 31 December 2022

8.	Palermo Solaris Technical VDD Report _ 09.01.2023

9.	Palermo_Business Plan_ 2023.08.29 (“Project Palermo – initial business plan shareholdersagreement schedule 1.1.11”)

10.	Palermo_model_update_final_clean_u_Gold_350_KSv5_proforma_v4 (excel file)

11.	GR Valuation V5.0 (004) (excel file)

/s/ Charles Ratelband
EXECUTED by Greenrock Corp
acting by [●], a director, duly authorised in accordance with the laws of the Cayman Islands

/s/ Per Regnarsson
EXECUTED by Gluon Capital Limited
acting by [●], a director,